Exhibit 99.1

NEWS RELEASE

For Release:    Immediately

Contact: James Brunk, Chief Financial Officer (706) 624-2239

Mohawk Provides Litigation and Earnings Guidance Update

(CALHOUN, Ga., January 16, 2023) Mohawk Industries, Inc. (NYSE: MHK), the world’s largest floor covering manufacturer, today announced that it has entered into an agreement with plaintiffs to resolve the previously disclosed securities class action lawsuit. Mohawk and certain of its executive officers were named as defendants in this lawsuit initially filed on January 3, 2020, in the United States District Court for the Northern District of Georgia (the “Securities Class Action”). Mohawk believes that this Securities Class Action is without merit and that it has substantive defenses to the claims of liability and damages; however, Mohawk has concluded that further litigation would be protracted, burdensome and expensive. In exchange for dismissal and a full release of claims against the defendants, the parties reached an agreement to settle the Securities Class Action for $60 million, of which a significant portion is covered by insurance. The settlement of the Securities Class Action is expected to be submitted for preliminary approval by the court. The settlement of this case is subject to the usual and customary final documentation, public notice, and court approval.

Mohawk has also successfully settled a previously disclosed dispute with the Belgian Tax Authority (“BTA”) regarding the tax treatment of royalty income arising from intellectual property. In April 2022, the BTA issued a tax assessment of approximately €187 million (including penalties but excluding interest) for the calendar years ending December 2013 through 2018. Although Mohawk believes its tax position in Belgium is correct, Mohawk entered into an agreement with the BTA on November 23, 2022, to settle the dispute for a one-time payment of €3 million.

Since Mohawk issued its third quarter earnings release on October 27, 2022, the U.S. Federal Reserve has announced two additional interest rate increases. These increases, combined with continuing high inflation and lagging consumer confidence in the U.S. and Europe, resulted in the global residential flooring business softening more than the Company expected in the fourth quarter. In response, the Company increased temporary plant shutdowns, which further compressed margins and lowered quarterly results. In addition, demand in Flooring North America weakened more than the other segments, which led to actions to reduce its inventory levels. The combination of the lower volume, plant shutdowns and the consumption of higher cost carpet inventory decreased the segment’s financial performance for the quarter. Due to these factors, the Company’s fourth quarter adjusted EPS is expected to be between $1.27 and $1.31, excluding any restructuring or other one-time charges. The Company’s complete fourth quarter and full-year results, as well as guidance for the first quarter of 2023, will be included in the fourth quarter earnings release on February 9, 2023, with more extensive commentary to follow during the quarterly investor call on February 10, 2023.

The Company is in the process of completing its accounting processes and preparing its fourth quarter and full year 2022 financial statements. As a result, the preliminary financial results presented in this release are based on current expectations and may be adjusted as a result of, among other things, completion of the Company’s financial closing procedures and annual audit and other developments that may arise between now and the time these financial results are finalized. Furthermore, the adjusted EPS financial measure presented in this release is calculated consistent with how the Company has historically calculated adjusted EPS and excludes certain items that may not be indicative of, or are unrelated to, the Company’s core operating performance.

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone, and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, Malaysia, Mexico, New Zealand, and the United States.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating fourth quarter and year end results, future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform; product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s SEC reports and public announcements.